MIDDLESEX WATER COMPANY

RATE INCREASE APPROVED

ISELIN, NJ (March 27, 2018) Middlesex Water Company (NASDAQ:MSEX) reported today that the New Jersey Board of Public Utilities (BPU) has approved a settlement agreement that grants Middlesex a $5.5 million, or 7.2%, increase in its customers’ base water rates to be effective April 1, 2018.

In its initial October 2017 filing with the BPU, Middlesex originally had sought an increase of $15.3 million to recover costs for increases in chemicals, energy, technology, taxes, labor, benefits as well as a return on its capital investment on the upgrades and improvements to its utility plant. During the pendency of this rate case, the federal Tax Cuts and Jobs Act (the “2017 Tax Act”) was signed into law. Under the 2017 Tax Act, the maximum corporate income tax rate was changed from 35% to 21%, which reduced the amount of additional revenues Middlesex required in its base rate filing by $4.9 million to $10.4 million, or a 13.5% adjusted increase request. Part of Middlesex’s initial filing also included a request for regulatory accounting treatment for $28.7 million of accumulated deferred tax benefits associated with required adoption of tangible property regulations issued by the Internal Revenue Service. The settlement agreement allows for a four-year amortization period of the deferred tax benefits as well as immediate and prospective recognition of the tangible property regulations tax benefits in future years.

“We believe the outcome of this rate matter will position Middlesex effectively to invest up to $305 million over the next five years under the company’s Water for Tomorrow capital program at the lowest possible cost to our customers,” said Dennis W. Doll, Middlesex President and Chief Executive Officer. “Ongoing timely reinvestment in infrastructure is critical to ensure water quality and service reliability. We appreciate the timely consideration by the regulators of our filing and their demonstrated support of Middlesex’s commitment to our customers recognizing the numerous investments we continue to make in critical infrastructure to ensure public health, safety and overall quality of life in the areas we serve.”

The new rates are designed to allow for a 6.50% overall rate of return on invested capital on a rate base of $245.2 million. The authorized return on equity was set at 9.60%. Since 2000, Middlesex has doubled its investment in utility plant. Water for Tomorrow is expected to grow utility plant investment by 70% within five years.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, provides water and wastewater services to approximately 110,000 regulated customers in central and southern New Jersey and in the State of Delaware. Headquartered in Iselin, NJ, Middlesex Water is subject to various Federal and State regulatory agencies concerning water quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

###

 Contact: Bernadette Sohler

Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549